Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan Treasury Director 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES NEW SENIOR VICE PRESIDENT AND CHIEF MARKETING OFFICER

WINCHESTER, Virginia (April 6, 2020) -- American Woodmark Corporation (NASDAQ: AMWD) (the "Company") a leading supplier of cabinetry to the new construction and remodeling industries, announced today that Teresa May will be stepping down from the Company’s board of directors and joining the Company as Senior Vice President and Chief Marketing Officer. In this role Teresa will lead enterprise marketing, which includes brand, customer experience, product development, internal and external communications, digital strategy, content and creative development, along with insights and analytics.

Teresa will report directly to Cary Dunston, Chairman and CEO, American Woodmark. “Teresa’s extensive experience with 25 years as a market and customer insight strategist makes her ideal for this leadership position,” says Dunston. “Teresa will be instrumental in helping to lead the company towards our 2025 Vision by architecting our new customer facing digital strategy while significantly enhancing our total customer experience.”

Prior to joining American Woodmark, Teresa was SVP & Chief Marketing Officer for Asurion and held senior level roles at Owens Corning, Stanley Black & Decker, Danaher and The Procter & Gamble Company. In these roles, Teresa had responsibility for leading strategic pricing, product development, market intelligence, brand strategy and customer marketing and growth initiatives.  Along with her expertise in strategic marketing, Teresa also has extensive experience in P&L leadership, international market development, and customer relationship building. She joined American Woodmark’s board of directors in November 2018. Teresa holds an MBA from the J.L. Kellogg Graduate School at Northwestern University as well as BS and MEd degrees from Iowa State University.

About American Woodmark

American Woodmark Corporation manufactures and distributes kitchen, bath and home organization products for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, builders and through a network of independent dealers and distributors.  At January 31, 2020, the Company operated eighteen manufacturing facilities in the United States and Mexico and eight primary service centers located throughout the United States.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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